EXHIBIT 16.1

October 3, 2005

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by The Allied Defense Group, Inc. (the “Company”), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated October 3, 2005. We agree with the statements concerning our firm in such Form 8-K, except that we make no comment regarding the second or seventh paragraphs of said Form 8-K.

Very truly yours,

Grant Thornton LLP